Exhibit 99.1

UCN REPORTS THIRD QUARTER 2008 RESULTS

SaaS Segment Revenue Up 31% to Record $5.0 Million

Salt Lake City – November 6, 2008 – UCN, Inc. (NASDAQ: UCNN), the leader in all-in-one hosted contact center solutions, today reported financial results for third quarter ended September 30, 2008.

THIRD QUARTER 2008 HIGHLIGHTS

•

Revenue for the SaaS segment increased 31% to $5.0 million in the third quarter, as compared to $3.8 million in SaaS revenue during the same period in 2007, bringing the total for the first nine months of 2008 to $13.9 million, a 47% increase from $9.5 million in SaaS segment revenue for the same period in 2007.

•

EBITDA (earnings before interest, taxes, depreciation and amortization, and stock-based compensation) for the quarter was a positive 62,000, an improvement of $1.4 million compared to a negative $1.3 million in the previous quarter.

•

Consolidated revenue for the quarter was $19.8 million, compared to $19.3 million in the previous quarter and $19.6 million in the same period a year ago, bringing the total for the first nine months of 2008 to $59.0 million.

•

Consolidated costs of revenue as a percentage of revenue for the quarter improved by 4.0 percentage points to 51.7% from 55.7% in the same period in 2007 and improved by 2.0 percentage points from 53.7% in the previous quarter.

•	Signed 43 new SaaS contracts during the quarter, 25 of which were with new companies, while 18 represent an expansion of business within existing customers.

•

Telecom segment revenue held steady at $14.8 million as compared to the previous quarter, while costs of revenue as a percentage of revenue was 68.3% in the quarter, an improvement of 1.2 percentage points over the previous quarter.

•	The company announced it has received shareholder approval to change its name to inContact®, Inc. on January 1, 2009, and its common stock will trade under the symbol SAAS.

“The investments we have made in our people and processes over the past year delivered strong results in the third quarter.” said Paul Jarman, UCN CEO. “All of our key financial indicators showed improvement, and we achieved a substantial productivity gain per sales person and a significant reduction in our implementation time for new accounts. We are now well on track for producing similar results in Q4. We expect to continue to benefit from the overall expansion of the SaaS market, which is being driven by companies needing to conserve cash and consolidate their labor force. InContact enables our customers to achieve these business goals, while improving customer loyalty through superior customer service.”

THIRD QUARTER FINANCIAL RESULTS

SaaS Segment Results

SaaS segment revenue totaled $5.0 million, an increase of 11% from $4.5 million in the previous quarter and a 31% increase from $3.8 million in the same period in 2007.

The SaaS segment includes all monthly recurring revenue related to the delivery of the company’s software applications, plus the associated professional services and setup fees related to the software services product features (referred to as SaaS). See discussion of “Segment Reporting” below for further description of the current segment presentation method and segment financial results.

Consolidated Results

Consolidated revenue for the quarter increased by $0.2 million to $19.8 million, as compared to $19.6 million for the same period in 2007. This reflected an increase of $1.2 million in SaaS segment revenue, which was offset by a decrease of $1.0 million in Telecom segment revenue from expected attrition.

Costs of revenue as a percentage of revenue improved by 4.0 percentage points to 51.7% during the quarter, as compared to the same period in 2007. This improvement is due to an increase in higher margin SaaS revenue primarily attributable to the addition of new customers. The company’s cost of revenue excludes certain costs such as depreciation and amortization related to the production of revenue.

Net loss for the quarter was $2.0 million, or $0.07 per share, as compared to a net loss of $2.0 million or $0.07 per share for the same period in 2007. The loss is attributable, in part, to depreciation and amortization expense of $1.6 million and non-cash stock-based compensation expense of $344,000. The net loss position was also the result of an increased investment in payroll in the areas of general and administrative expenses and research and development, primarily to support the growing SaaS segment.

Earnings before interest, taxes, depreciation and amortization and stock-based compensation (EBITDA) for the third quarter was a positive $62,000, and year-to-date EBITDA was a negative $2.1 million. EBITDA is a non-GAAP measure management believes provides important insight into UCN’s operating results (see reconciliation of non-GAAP measures below).

CONFERENCE CALL INFORMATION

UCN will host a conference call to discuss its third quarter 2008 results later today at 4:30 p.m. Eastern time (1:30 p.m. Pacific)

Dial-In Number: 1-800-962-9098

International: 1-785-424-1051

Conference ID#: 7UCN

The call will be recorded and accessible as an audio file after the call from UCN’s investor page at www.ucn.net/investors. A replay of the call will be available via telephone after 7:30 p.m. Eastern time today and until November 13, 2008:

Toll-free replay number: 1-800-677-6124

International replay number: 1-402-220-0664

(No replay pass code required)

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on UCN’s current expectations, estimates and projections about UCN’s industry, management’s beliefs, and certain assumptions made by management, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with UCN’s business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; its ability to expand operations; fluctuations in its earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; its ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and its ability to expand, retain and motivate our employees and manage its growth. Further information on potential factors that could affect our financial results is included in UCN’s Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. UCN undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

UCN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,139	$2,760
Short-term investments	700	2,000
Accounts and other receivables, net of allowance for uncollectible accounts of $1,564 and $1,779, respectively	9,215	9,988
Other current assets	776	941

Total current assets	14,830	15,689
Property and equipment, net	7,097	6,375
Intangible assets, net	4,301	6,813
Goodwill	2,685	2,155
Auction rate preferred securities	250	—
Other assets	477	336

Total assets	$29,640	$31,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$791	$781
Trade accounts payable	6,617	7,713
Accrued liabilities	3,311	2,120
Accrued commissions	1,282	1,470
Deferred revenue	875	338

Total current liabilities	12,876	12,422
Long-term debt and capital lease obligations	5,185	746
Other long-term liabilities and deferred revenue	386	172

Total liabilities	18,447	13,340
Total stockholders’ equity	11,193	18,028

Total liabilities and stockholders’ equity	$29,640	$31,368

UCN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - (Unaudited)

(in thousands except per share data)

	Three months ended September 30,
	2008	2007
Revenue	$19,803	$19,628
Operating expenses:
Costs of revenue (excluding depreciation and amortization shown separately below)	10,242	10,931
Selling and promotion	4,040	3,883
General and administrative	4,757	4,574
Depreciation and amortization	1,609	1,453
Research and development	1,046	674

Total operating expenses	21,694	21,515

Loss from operations	(1,891)	(1,887)
Other income (expense):
Interest income	10	3
Interest expense	(155)	(126)

Total other expense	(145)	(123)

Net loss before income taxes	(2,036)	(2,010)
Income tax benefit/(expense)	3	9
Net loss	(2,039)	$(2,019)

Net loss per common share:
Basic and diluted	$(0.07)	$(0.07)
Weighted average common shares outstanding:
Basic and diluted	31,065	28,908

Segment Reporting

Effective January 1, 2008, UCN’s management changed the way it manages the business and accordingly, UCN has changed the way it reports segments to reflect sales based on its two primary product service segments. The new segments are Software as a Service (“SaaS”) and Telecom, which is different than the previously reported Telecom segment.

The SaaS segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features (referred to as SaaS). The new SaaS segment no longer includes any telecom revenue. SaaS software includes:

•	Skills-based routing,

•	Automated call distribution (“ACD”),

•	Self-service menus,

•	Speech recognition based automated interactive voice response,

•	Database integration with the contact handling technology,

•	Multimedia contact management (voice, fax, email, chat),

•	Management reporting features,

•	Performance optimization benchmarking,

•	Custom call routing and call flow design,

•	Workforce scheduling, simulation and forecasting,

•	Customer satisfaction tracking and scoring,

•	New hire screening and on-line training tools, and

•	One-time professional services and setup fees.

Prior to January 1, 2008, UCN managed and reported its financial results based on two customer segments: inContact and Telecom. The inContact segment included all product revenues from customers using any inContact services as well as their long distance voice and data services. The previous Telecom segment included all voice and data long distance services provided to customers not utilizing any inContact services.

Operating segment revenues and profitability for the three and nine months ended September 30, 2008 and 2007 were as follows (in thousands):

	Three months ended September 30, 2008			Three months ended September 30, 2007
	Telecom	SaaS	Consolidated	Telecom	SaaS	Consolidated
Revenue (1)	$14,766	$5,037	$19,803	$15,795	$3,833	$19,628
Costs of revenue (excluding depreciation and amortization shown separately below)	10,092	150	10,242	10,848	83	10,931
Selling and promotion	1,307	2,733	4,040	1,527	2,356	3,883
General and administrative	3,010	1,747	4,757	2,875	1,699	4,574
Depreciation and amortization	740	869	1,609	741	712	1,453
Research and development	—	1,046	1,046	—	674	674

Loss from operations	$(383)	$(1,508)	$(1,891)	$(196)	$(1,691)	$(1,887)

	Nine months ended September 30, 2008			Nine months ended September 30, 2007
	Telecom	SaaS	Consolidated	Telecom	SaaS	Consolidated
Revenue (2)	$45,029	$13,940	$58,969	$49,944	$9,478	$59,422
Costs of revenue (excluding depreciation and amortization shown separately below)	30,758	354	31,112	33,403	192	33,595
Selling and promotion	4,027	8,493	12,520	5,183	6,652	11,835
General and administrative	9,552	5,830	15,382	8,764	3,672	12,436
Depreciation and amortization	2,177	2,324	4,501	2,743	1,997	4,740
Research and development	—	3,082	3,082	—	1,549	1,549

Loss from operations	$(1,485)	$(6,143)	$(7,628)	$(149)	$(4,584)	$(4,733)

(1)	SaaS segment revenue includes professional services revenue of $266,000 and $388,000 for the three months ended September 30, 2008 and 2007, respectively.

(2)	SaaS segment revenue includes professional services revenue of $747,000 and $837,000 for the nine months ended September 30, 2008 and 2007, respectively.

Reconciliation of Non-GAAP Measures:

“EBITDA,” which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, is not a measure of financial performance under generally accepted accounting principles (GAAP). EBITDA is provided for the use of the reader in understanding UCN’s operating results and is not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes this measure may better enable an investor to form views of UCN’s potential financial performance in the future. This measure has limitations as an analytical tool, and investors should not consider EBITDA in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

	Three months ended September 30,
	2008	2007
Net loss	$(2,039)	$(2,019)
Depreciation and amortization	1,609	1,453
Stock-based compensation	344	387
Interest income and expense, net	145	123
Income tax expense	3	9

EBITDA	$62	$(47)

	Nine months ended September 30,
	2008	2007
Net loss	$(7,919)	$(5,254)
Depreciation and amortization	4,501	4,740
Stock-based compensation	1,029	986
Interest income and expense, net	282	507
Income tax expense	9	14

EBITDA	$(2,098)	$993

UCN Contact: Aaron Glauser Communications Director 801-320-3468 aaron.glauser@ucn.net	Investor Contact: Liolios Group Inc Scott Liolios or Ron Both 949-574-3860 info@liolios.com